Exhibit 10.7

FORM OF AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT to the Employment Agreement by and between OfficeMax Incorporated, a Delaware corporation (the “Company”), and Sam Duncan (the “Executive”), dated April 18, 2005 (the “Agreement”) is made as of                       , 2008.

W I T N E S S E T H:

WHEREAS, the Executive is currently employed by Company as Chairman of the Board and Chief Executive Officer;

WHEREAS, Executive and Company originally entered into the Agreement dated April 18, 2005;

WHEREAS, the parties now desire to amend the Agreement solely to comply with Section 409A of the Internal Revenue Code of 1986, as amended, with such changes effective January 1, 2009.

NOW, THEREFORE, it is agreed that the following amendments are effective as of January 1, 2009:

1.             Section 4(c) of the Agreement is amended in its entirety to read as follows:

“(c)         GOOD  REASON.

(i)            The Executive may terminate employment for Good Reason or without Good Reason. ‘Good Reason’ shall mean, without the Executive’s consent, (a) a reduction in the Executive’s title or the assignment to him of any duties inconsistent in any material respect with his position, authority, duties or responsibilities as contemplated by this Agreement; (b) any material failure by the Company to comply with any of the provisions of this Agreement; (c) a material reduction in the Annual Base Salary (other than in connection with an across the board reduction similarly affecting all of the Company’s executive officers); (d) a material reduction in the Executive’s target annual incentive award (other than in connection with an across the board reduction affecting all of the Company’s executive officers or a reduction due to a demonstrable change in comparable market data) or (d) a delivery by the Company of a notice of non-renewal as contemplated by Section 1.

(ii)           A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for

Good Reason”) of the termination within ninety (90) days of the initial existence of the condition, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies.  A termination of employment by the Executive for Good Reason shall be effective thirty (30) days following the date when the Notice of Termination for Good Reason is given, unless the event constituting Good Reason is remedied by the Company.

(iii)          A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company 30 days written notice of the termination.”

2.             A new paragraph (d) is added at the end of Section 5 of the Agreement to read as follows:

“(d)         SECTION 409A PROVISION.  Notwithstanding anything in this Agreement to the contrary, in all cases, if the Executive is a “specified employee” of the Company for purposes of Section 409A of the Code at the time of his separation from service (as determined pursuant to Section 409A of the Code) with the Company and if an exception under Section 409A of the Code does not apply, any severance payment(s) that are otherwise scheduled to be paid immediately after the Executive’s separation from service shall be delayed in their entirety by 6 months from the date of his separation from service.  On the first regularly scheduled payroll date following the 6-month anniversary of the date of the Executive’s separation from service, the Company shall pay the Executive a lump sum payment equal to the severance payment(s) that he would otherwise have received through such payroll date.  The Company believes such delay in payment shall prevent the application of adverse taxation to the Executive under Section 409A of the Code.  However, the Company does not guarantee such tax treatment and the Executive is strongly encouraged to consult his own tax, financial and legal advisors regarding the effects of this Agreement on his personal tax situation.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

OFFICEMAX INCORPORATED

By:
Title:

EXECUTIVE